Exhibit 99.1

STOCK SALE AND PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (this “Agreement”) is dated as of August 30, 2019, and is made and entered into by and among parties as set forth under “Buyers” below and the parties set forth under “Sellers” below, and Wright Investors’ Services Holdings, Inc., a Delaware corporation (the “Company”).

A.       Sellers are the beneficial owners of an aggregate of 2,641,152 shares of common stock (the “Shares”) of the Company, which are evidenced by certificates (the “Certificates”) and book entry form at Computershare Trust Company, N.A. (the “Escrow Agent”).

B.        Sellers desire to sell and Buyers desire to purchase the Shares on the terms and conditions set forth herein.

Accordingly, for and in consideration of the premises, the mutual promises, covenants and agreements hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers, intending to be legally bound, do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase of Shares. At the Closing (as defined below), Sellers shall severally sell, assign, transfer and deliver to Buyers all of the right, title and interest in all of the Shares, and each Buyer hereby severally shall purchase, acquire and accept the Shares from Sellers as follows, which transactions shall be effected through the Escrow Agent, as described below. Each Buyer shall wire his portion of the Sale Price to the Escrow Agent, and the Escrow Agent shall wire to each Seller the allocable portion of the Proceeds.

Sellers	No. of Shares Sold	Proceeds

Cove Street Capital LLC (“Cove”)	968,940	$406,954.80
Jeffrey Bronchick	814,122	341,931.24
Eugene Robin	105,000	44,100.00
Paul Hinkle	20,000	8,400.00
Marshal Geller	683,090	286,897.80
Andrew Leaf	50,000	21,000.00
	2,641,152	$1,109,283.84

Buyers	No. of Shares Purchased	Sale Price

Bill Miller	1,500,000	$630,000.00
Joe Moglia	500,000	210,000.00
Dort Cameron	200,000	84,000.00
Harvey Eisen (“Eisen”)	441,152	185,283.84
	2,641,152	$1,109,283.84

Section 1.2 Purchase Price. The purchase price (the “Purchase Price”) for each of the Shares is $0.42 per Share. Each Buyer shall be responsible for such Buyer’s applicable share of the Purchase Price.

Section 1.3 Closing. The consummation of the transactions contemplated herein (the “Closing”) shall be effected solely as privately negotiated purchases, and not as open market purchases, as follows pursuant to the Escrow Agreement attached as Exhibit A:

(1) Sellers shall deliver to Escrow Agent (a) the Certificates; (b) a Stock Power with a medallion guarantee (provided however a medallion guarantee shall not be required for 1,320,990 shares to be sent by DRS to the Escrow Agent if not required by the Escrow Agent for transfer to the Buyers) for the transfer of all the Shares listing each respective Buyer with the number of Shares allocated to such Buyer; and (c) an instruction to deliver to Sellers new certificates for each Buyer evidencing the Shares to be allocated to such Buyer. Escrow Agent shall allocate the 2,641,152 shares to the Buyers as set forth above, and shall cause the shares sold to each Buyer to be registered in such Buyer’s name on the books of the Company.

(2) Upon receipt from Sellers, by Buyers, of the new certificates free of restricted legend (with the exception of 289,390 shares that currently bear a restrictive legend, which shall be allocated and transferred with such restrictive legend to Eisen as a portion of the shares to be purchased by him), Escrow Agent shall deliver the same to the Buyers after the Buyers wire the applicable portion of the Purchase Price to the Escrow Agent, who shall concurrently wire the applicable amounts to each Seller, in the amounts set forth above.

(3) The additional conditions set forth in ARTICLE V shall be satisfied.

ARTICLE II

REPRESENTATIONS.WARRANTIES AND COVENANTS OF SELLERS

To induce Buyers to enter into and perform their obligations under this Agreement, each Seller hereby represents and warrants to the Buyers purchasing such Seller’s shares as follows and Cove represents and warrants to each Buyer with respect to the shares of each Seller:

Section 2.1 Authority and Capacity. Each Seller has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which such Seller is a party or by which Seller is bound.

Section 2.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by such Seller and constitutes such Seller’s valid and binding agreement, enforceable against such Seller in accordance with and subject to its terms.

Section 2.3 Title to Shares. Each Seller is the lawful and beneficial owner of all of such Seller’s Shares, free and clear of any liens, claims, agreements, charges, security interests and encumbrances whatsoever.

Section 2.4 Status of Shares. Each Seller’s Shares may be sold free of any restrictions and are not subject to any restrictive legend, except for 289,390 shares held by Marshal Geller, which will be transferred with such restrictive legend.

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Section 2.5 Acknowledgement. Each Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of selling its Shares and it has made an independent decisions to sell the Shares on such Seller’s knowledge about the Company and its business and other information available to the Seller. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that the Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally. The Seller acknowledges that the Company and its affiliates, officers and directors may possess material non-public information not known to the Seller regarding or relating to the Company, including information concerning the business, financial condition, results of operations or prospects of the Company. The Seller acknowledges and confirms that it is aware that future changes or developments in (1) the Company’s business and financial condition and operating results, (2) the industries in which the Company may enter or compete and (3) overall market and economic conditions, may have a favorable impact on the value of the Shares after the sale of the Shares pursuant to terms of this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the Company makes no representations with respect to the information provided to the Seller in connection with this Agreement or the transactions contemplated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

To induce Sellers to enter into and perform their obligations under this Agreement, each Buyer represents and warrants to the Sellers selling such Shares to such Buyer as follows:

Section 3.1 Authority and Capacity. Such Buyer has all requisite power, authority and capacity to enter into this Agreement. The execution, delivery and performance of this Agreement by such Buyer does not, and the consummation of the transaction contemplated hereby will not, result in a breach of or default under any agreement to which such Buyer is a party or by which such Buyer is bound.

Section 3.2 Binding Agreement. This Agreement has been duly and validly executed and delivered by such Buyer and constitutes such Buyer’s valid and binding agreement, enforceable against such Buyer in accordance with and subject to its terms.

Section 3.3 Disclosure. Buyers acknowledge that Sellers have made no representations to the Buyers regarding the value of the Shares or the businesses, assets, financial condition, and prospects of the Company.

Section 3.4 Investment Representations. Eisen acknowledges that 289,390 shares that currently bear a restrictive legend (which shall be allocated to him as provided in Section 1.3(2) above) are restricted securities under the Securities Act of 1933 and may not be resold or otherwise transferred absent an exemption from the registration requirements of the Securities Act of 1933. Each Buyer that is an affiliate of the Company or becomes an affiliate of the Company as a consequence of becoming greater than a 10% beneficial owner of Company common stock will be subject to applicable limitations on resale. Each Buyer is acquiring Shares for Buyer’s own account and is not acquiring Shares with a view to or for sale in connection with any distribution of within the meaning of the Securities Act of 1933.

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Section 3.5 Acknowledgement. Each Buyer (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of purchasing the Shares and it has made an independent decisions to purchase the Shares on such Buyer’s knowledge about the Company and its business and other information available to the Buyer. The Buyer is an informed and sophisticated party and has engaged, to the extent the Buyer deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Buyer acknowledges that the Buyer has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally. The Buyer acknowledges that the Company and its affiliates, officers and directors may possess material non-public information not known to the Buyer regarding or relating to the Company, including information concerning the business, financial condition, results of operations or prospects of the Company. The Buyer acknowledges and confirms that it is aware that future changes or developments in (1) the Company’s business and financial condition and operating results, (2) the industries in which the Company may enter or compete and (3) overall market and economic conditions, may have an unfavorable impact on the value of the Shares after the purchase of the Shares pursuant to terms of this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the Company makes no representations with respect to the information provided to the Buyer in connection with this Agreement or the transactions contemplated herein.

ARTICLE IV

STANDSTILL

Each Seller agrees that, for a period of two years from the date of this Agreement neither the Sellers nor any of their affiliates will in any manner, directly or indirectly, without the prior written consent of the Company’s Board of Directors:

(1) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, voting securities or direct or indirect rights to acquire voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary, division thereof or of any such successor;

(2) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company;

(3) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

(4) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company;

(5) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(6) make any public statement disparaging the Company, the Company’s Board of Directors, officers, or employees;

(7) disclose any intention, plan or arrangement inconsistent with the foregoing;

(8) advise, assist or encourage any other persons in connection with any of the foregoing;

(9) take any action that might require the Company to make a public announcement regarding an extraordinary transaction involving the Company or any of its securities or assets;

(10) file any application with any regulatory authority seeking approval or authority in connection with any action described above; or

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(11) request the Company or the Company Board of Directors, directly or indirectly, to amend or waive any provision of this section.

ARTICLE V

ADDITIONAL CONDITIONS TO CLOSING

Section 5.1. At the Closing, the Company shall reimburse Sellers for their legal expenses of $107,057.90 relating to (a) their actions in attempting to change the board of directors of the Company, and (b) the sale of the Shares. The Company shall pay the fees of the Escrow Agent.

Section 5.2 No Disparagement. The Company and each Buyer agree not to, directly or indirectly, disparage the Sellers in any manner likely to be harmful to such Sellers or their respective businesses, business reputations or personal reputations; provided that each such party may respond accurately and fully to any request for information to the extent required by legal process. Each Seller agrees not to disparage the Company or the Buyers in any manner likely to be harmful to their respective businesses, business reputations or personal reputations; provided that each such party may respond accurately and fully to any request for information to the extent required by legal process.

ARTICLE VI

RELEASES

Section 6.1 Release of Sellers. Effective as of the Closing, with the exception of the obligations, representations and warranties that are expressly set forth in this Agreement, each of the Company and Eisen (on behalf of themselves and on behalf of their successors and assigns) hereby, generally and unconditionally, release and forever discharge, from and after the Closing, the Sellers and their directors, officers, shareholders, employees, successors and assigns from any and all claims, demands, rights, causes of action, suits, liabilities, obligations, damages, losses, expenses including, (without limitation, attorneys’ fees), penalties and costs of any kind and character whatsoever, whether legal, contractual, statutory, administrative or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Company or Eisen may now or at any subsequent time have or hold against the Sellers or the other released persons described in this sentence and that relate to, or otherwise arise out of, any action or inaction by any of the Sellers during any period prior to the Closing.

Section 6.2 Release of the Company and Eisen. Effective of the Closing, with the exception of the obligations, representations and warranties that are expressly set forth in this Agreement, each of the Sellers (on behalf of such Seller and on behalf of such Seller’s directors, officers, shareholders, employees, successors and assigns) hereby, generally and unconditionally, release and forever discharge, from and after the Closing, the Company and Eisen and their officers, employees, successors and assigns from any and all claims, demands, rights, causes of action, suits, liabilities, obligations, damages, losses, expenses (including, without limitation, attorneys’ fees), penalties and costs of any kind and character whatsoever, whether legal, contractual, statutory, administrative or equitable in nature or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that such Seller may now or at any subsequent time have or hold against the Company or Eisen or the other released persons described in this sentence and that relate to, or otherwise arise out of, any action or inaction by the Company or Eisen during any period prior to the Closing. The claims, demands, rights, causes of action, suits, liabilities, obligations, damages, losses, expenses, penalties and costs that have been released and discharged by the Company, Eisen and the Sellers pursuant to this Agreement collectively are referred to as the “Released Claims.”

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Section 6.3 Unknown Claims and Risks Released by the Company, Eisen and the Sellers. With respect to the Released Claims, the Company, Eisen and the Sellers hereby knowingly, voluntarily and expressly waive and relinquish, from and after the Closing, any and all rights and benefits that they may have under Section 1542 of the California Civil Code, or under any similar provision of law of any state or territory of the United States or any other jurisdiction and under any similar or analogous principle of common law. The Company, Eisen and the Sellers understand that Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Company, Eisen and the Sellers agree and acknowledge that they are familiar with Section 1542 of the California Civil Code. They further agree and acknowledge that their respective waivers of all rights or any similar benefits under Section 1542 and under any similar statutes of any other jurisdiction are essential terms of this Agreement without which the consideration given pursuant to this Agreement would not have been given by the Company, Eisen and the Sellers.

ARTICLE VII

MISCELLANEOUS

Section 6.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 6.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of Delaware without reference to, and regardless of, any applicable choice or conflicts of laws principles.

Section 6.3 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

Section 6.4 Further Assurances. Each of the parties hereto shall from time to time at the request of any other party hereto, and without further consideration, execute and deliver to such other party such further instruments of assignment, transfer, conveyance and confirmation and take such other action as such other party may reasonably request in order to more effectively fulfill the purposes of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

Sellers:	Buyers:

Cove Street Capital, LLC

By:
Name:	Jeffrey Bronchick	Bill Miller
Title:	Chief Investment Officer

Jeffrey Bronchick	Joe Moglia

Eugene Robin	Dort Cameron

Paul Hinkle	Harvey Eisen

Marshal Geller

Wright Investors’ Services Holdings, Inc.
Andrew Leaf
By:
Name:
Title:

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